Arlington Hospitality, Inc.
                              Roth Capital Partners
                      Growth Stock Conference Presentation
                                 March 18, 2003


Slide :  LOGO
(Slide omitted)

Good morning, and thank you for inviting Arlington Hospitality to be here today. We are a unique hospitality company aggressively repositioning for growth. So much so that our new CEO, Jerry Herman, is right now on the East Coast speaking at our annual General Manager's conference. In the interest of time I will be the sole presenter this morning. However, our CFO, Jim Dale, is with me here on the dais to help answer any questions you may have following the presentation.

Slide 2:   SAFE HARBOR GUIDELINES

This slide states: In keeping with the SEC's "safe harbor" guidelines, information in this presentation could be considered forward-looking and subject to certain risks that could cause results to differ materially from those projected. These risks are discussed in the company's filings with the Securities and Exchange Commission, including risks relating to the development and operation of hotels, the timing, consummation and final terms of hotel sales, the availability of capital, geopolitical events, competition and cyclicality of the Lodging industry.

In keeping with the SEC's safe harbor guidelines, I must inform you that this presentation includes forward-looking statements with possible risks that are discussed in our company's filings with the SEC.

Slide 3: ARLINGTON TODAY
(Slide omitted)

This slide gives some key characteristics of Arlington Hospitality, Inc.:


         Founded in 1984
         Build/own/operate
         Limited-service, mid-market segment
         Created/sold AmeriHost Inn brand to Cendant
         Nasdaq-listed:  "HOST"


Let me begin by giving you a brief overview of Arlington. The company was founded in 1984 and began building hotels in 1987. We originally built franchise hotels like Days Inn, but by 1989 decided to create and build our own brand, AmeriHost Inns.

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AmeriHost Inns are limited-service, mid-market hotels that today are located primarily in smaller towns. In 2000, we sold the brand name and rights to Cendant Corporation, the world's largest hotel franchisor, under a unique arrangement that allows us to participate in the growth of the AmeriHost brand through 2025. This arrangement truly sets Arlington apart from any other hotel company, as you will see later in this presentation.

Arlington is listed on the Nasdaq under the symbol HOST.

Slide 4:  ARLINGTON TODAY
(Slide omitted)

This slide lists Arlington's portfolio of hotels and hotel rooms:

                                  Hotels             Rooms
                                  ------             -----
Wholly owned AmeriHost Inns           52             3,278
AmeriHost Inn JVs                      9               658
Other branded hotels                  10             1,273
         Total portfolio              71             5,209


Today, Arlington has a total portfolio of 71 properties with 5,209 rooms in 17 states. More than 85 percent of our hotels are AmeriHost branded properties, and our goal is to move that to 100 percent as quickly as practicable.

Slide 5:  ARLINGTON TODAY:  THE AMERIHOST PRODUCT
(Slide omitted)

This slide lists some characteristics of AmeriHost Inns:

         Small-town orientation
         Great price/value
         Signature indoor swimming pool
         Smallest/newest Cendant brand
         Approximately 100 open

The AmeriHost product is a quality hotel that currently focuses on smaller towns like Athens, Ohio, which is home to Ohio University. Often, we believe, ours is the best hotel in town. We compete against such brands as Hampton Inn, Comfort Inn and Holiday Inn Express. We offer a great price value with an average daily rate approaching $60.00. One of our signature design elements is an indoor swimming pool, which helps us attract year-round business.

AmeriHost has just under 100 hotels open and is the smallest and newest hotel brand under the Cendant franchise umbrella, which includes such other brands as Super 8, Ramada and Days Inn, all of which Cendant acquired and grew to more than 500 properties each. Obviously, we have substantial opportunities to help grow the AmeriHost brand. In fact, Entrepreneur magazine just rated AmeriHost the sixth best new franchise in America for 2003.

Slide 6:  ARLINGTON TODAY:  MANAGEMENT TEAM
(Slide omitted)

This slide sets forth an organization chart which shows the following members of Arlington's management team:

         Jerry H. Herman, President and CEO
         James B. Dale, Senior Vice President
              Finance & CFO, Treasurer, Secretary
         Gary Brookshier, Senior Vice President Systems and Technology Paul Eskenazi, Senior Vice President Construction
         Rick Gerhart, Senior Vice President Hotel Operations
         Thomas V. Pluta, Corporate Controller
         Leon M. Vainikos, Vice President General Counsel
         Joni McFarlane, Vice President Purchasing and Design
         David Harjung, Vice President Development
         Barbara Sebek, Vice President Sales & Marketing


Arlington has a solid management team with in-depth experience in all the key positions. Jerry Herman, our new CEO brought in two months ago by our board, leads our management team with more than 20 years of hospitality, real estate and transactional experience. Jerry is backed by an experienced team that has been together for several years, and which has great depth of experience and diversity of talent.

Slide 7:      ARLINGTON TODAY:  CORE OPPORTUNITY--CENDANT INCOME
              STREAM
(Slide omitted)

This slide lists the following features of Arlington's arrangement with Cendant:

         Special development incentive fee on hotels sold until 2015 Royalty-sharing stream to 2025
         Preferred development area agreements
         Preferred developer/manager agreements
         Overwhelming portion of royalty stream, development fees not yet realized

As I mentioned at the outset, what makes Arlington unique in the hospitality industry is our relationship with Cendant. When we sold the AmeriHost brand to Cendant, instead of a substantial lump sum payment, we took an initial cash payment of only $5.5 million because we wanted to harvest the long-term benefits of the brand's growth.

Our relationship is structured so that we receive through 2015 a special development fee upon the sale of every AmeriHost hotel to an AmeriHost franchisee. This fee applies to up to 370 hotels that we presently own, or build and then sell in the future, subject to certain annual caps. In addition, we also receive a share of Cendant's franchise royalty fee income on each AmeriHost hotel through the year 2025, creating a long-term annual annuity for Arlington with significant growth potential.

Our agreement with Cendant also provides a number of incentives to encourage us to develop properties. First, Cendant named Arlington Hospitality as a preferred developer and manager, which means that Arlington will be recommended to new franchisees who do not wish to build or manage their own hotel. In addition, Cendant has allowed Arlington exclusive rights to certain markets for specific periods of time, enabling us to lock up a market and select the best sites. Such incentives should further help make us an even more desirable joint venture partner.
Finally, as a preferred developer we operate under favorable franchise agreements that provide a sizeable competitive advantage.

Slide 8:  ARLINGTON TODAY:  CORE COMPETENCY--DEVELOPMENT
(Slide omitted)

This slide identifies the following about Arlington's development activities:

         Built 110 hotels
         In-house development team
         Experienced sub-contractor team
         Construct in 125 days
         Low $39,500 to $42,500 per key construction cost

Arlington has a deep, experienced in-house development team. Few other companies in the industry have built as many hotels as we have.

Because we have so much experience in building, especially the AmeriHost product, we have created special construction techniques and assembled an experienced sub-contractor team to build our properties. For example, we have the framing walls and joists factory-built and shipped to the site. The hotel's construction is completed in about 125 days once the slab is poured, among the fastest construction times in the industry. This expertise translates into a low construction cost of only $39,500 to $42,500 per key.

Slide 9:  ARLINGTON TODAY: CORE COMPETENCY--OPERATIONS
(Slide omitted)

This following graph charts RevPAR growth for the period 1996-2002 for AmeriHost Inns and for the mid-scale without food and beverage segment of the lodging industry:

                                  RevPAR growth
                   1996     1997     1998     1999     2000      2001       2002
AmeriHost Inn     14.5%     3.9%     9.4%     7.2%     5.9%    (2.1%)       3.7%
Segment            3.5%     3.2%     3.1%     2.2%     4.4%    (1.6%)     (0.6%)

            AmeriHost outperformed segment in six of last seven years

Arlington also has a very solid operating team, headed by Rick Gerhart, who has more than 20 years operating experience with such companies as Marriott and LaQuinta. Since 1996, our AmeriHost properties have consistently outperformed the mid-scale without food and beverage sector in revenue per available room, or RevPAR, in both up and down economies. Our RevPAR in 2002 was up 3.7 percent, compared to a 0.6 percent decline for the mid-scale without food and beverage segment of the lodging industry.

Slide 10:  ARLINGTON TODAY: FINANCIAL HIGHLIGHTS
(Slide omitted)

The following chart sets forth certain Arlington financial highlights for 2002 and 2001.

                                      2002                      2001
Revenues                          $76,530,667               $77,153,235
Operating income                   $1,991,536                $5,558,724
Net income                        ($1,709,932)                 $755,100
Income per share                       ($0.34)                    $0.13
Shares outstanding, diluted         4,958,438                 5,181,571


Let me give you a brief overview of our financials. Revenue was essentially flat in 2002 at $76.5 million. Our net loss for 2002 was $(1.7) million, resulting in a $(0.34) loss per diluted share, based on approximately 5 million shares outstanding. These results included one-time expenses of $683,000 relating to a change in management and certain non-cash impairment charges of $642,000, offset by an extraordinary gain of $197,000.

Slide 11:     ARLINGTON TODAY: NET INCOME PLUS DEPRECIATION AND
              AMORTIZATION PER SHARE
(Slide omitted)

The following graph charts Arlington's net income plus depreciation and amortization per share for 1997 through 2002.

         1997          1998        1999          2000          2001        2002
         $0.54         $0.66       $0.81         $1.62         $1.05       $0.73


Another way to look at Arlington's performance is based on a per share assessment of net income plus depreciation and amortization. The spike in 2000 reflects the $5.5 million we received from Cendant for AmeriHost. However, as you can see, we have shown trending improvement for the past five years until this year, arguably the most difficult in hotel industry history. This compares to our current stock price, which is slightly over $3.00 per share.

Slide 12:  ARLINGTON TODAY: STRONG NET WORTH
              (TOTAL EQUITY + DEFERRED INCOME PER SHARE)
(Slide omitted)

The following graph charts Arlington's shareholder's equity per share and deferred income per share for the period 1992 through 2002:

                  1997      1998      1999       2000        2001         2002
Equity           $3.48     $3.01     $2.85      $3.67       $3.85        $3.50
Deferred
Income           $0.09     $1.30     $1.69      $1.47       $1.30        $1.31

                     Stock price $3.46/share, Dec. 31, 2002


Now, let's look at our value from a balance sheet perspective. Because GAAP requires us to amortize into income certain Cendant payments and sale-leaseback gains over time, we have a substantial amount of deferred income. Thus, our shareholder's equity doesn't necessarily reflect our net worth. This slide shows that our total equity plus deferred income is substantially more than our current stock price.

Slide 13:     GROWTH OPPORTUNITY:  BOTTOM OF THE CYCLE? INDUSTRY PROFITS
(Slide omitted)

This slide shows the lodging industry profits as reported by PricewaterhouseCoopers as follows:

2001-2002         Average annual decline of 15.9%
2003 forecast     4.2% increase

It is no secret that the hospitality industry as a whole has been suffering since early 2001. Although the industry remains profitable, in the past two years industry profitability declined an average of nearly 16 percent. Hotels that are holding up particularly well, as in past downturns, are limited-service hotels in drive-to markets...the AmeriHost Inn-type product.

Slide 14:     GROWTH OPPORTUNITY:  BOTTOM OF THE CYCLE?
              NEW ROOMS OPENED
(Slide omitted)

This chart shows the number of new hotel rooms opened each year from 1998 through 2002 and as estimated for 2003 and 2004, as reported by Lodging
Econometrics:


1998        1999       2000       2001       2002          2003e          2004e
156,200    153,000    128,300    111,300    86,500        71,400         80,200

As economy improves, hotel demand should again outpace supply

As you would imagine, when the hotel economy turns down, so does hotel development. From its peak in 1998, hotel development has dropped steadily. According to Lodging Econometrics, development should bottom out in 2003 and begin to grow again as the economy begins to rebound.


Arlington has been a significant builder throughout this past cycle, opening 12 hotels in 2000 to 2002 alone. We have the expertise and capacity to significantly ramp up our development machine as conditions warrant.



Slide 15:     GROWTH OPPORTUNITY:  DEVELOPMENT
(Slide omitted)

This slide shows a map of the United States and identifies the 20 states in which AmeriHost Inns are located.

There is considerable opportunity to develop the AmeriHost brand. As you can see, our properties are primarily in small towns in the Midwest with recent growth taking place on the West Coast. The brand also is opening its first hotel in Canada. Cendant is refining their market penetration strategy with a goal of entering larger, secondary markets and achieving more national distribution. We plan to be there to help them every step of the way.

Slide 16:     GROWTH OPPORTUNITIES: COMPELLING DEVELOPMENT    ECONOMICS
(Slide omitted)

This slide indicates that Arlington's average development/construction fees for a 72-unit hotel are $325,000.


Generally speaking, the economics of development are very compelling. For every hotel we develop, we charge about $325,000 in development and construction management fees. These fees are typical in the industry for expertise in developing and building the hotel.

Slide 17:     GROWTH OPPORTUNITIES:  AMERIHOST BRAND
(Slide omitted)

This slide lists the following factors indicating growth opportunities for the AmeriHost brand:

         Approximately 100 properties
         Economies of scale
         National marketing
         Frequent guest program coming
         Attractive development costs

The AmeriHost brand is an attractive development and ownership opportunity. As the brand approaches 100 hotels, it increasingly should be able to employ economies of scale, distribution and national marketing programs to compete even more effectively. Furthermore, Cendant has announced that it will unveil a frequent guest program for all its brands later this year, which will give us additional marketing strength to compete with the larger brands. Add these advantages to our low development costs and we become a highly compelling alternative to larger brands, which often have significant saturation issues. In other words, there are a lot of markets where you cannot build another Hampton or Holiday Inn Express without cannibalizing existing properties in that market.

Slide 18:     GROWTH OPPORTUNITIES:  MAXIMIZE CENDANT INCOME STREAM
(Slide omitted)

This slide lists the following Arlington strategies to maximize the income stream from its arrangement with Cendant:

         Maximize development incentive fees
         Accelerate sale of AmeriHost hotels
         Increase JV AmeriHost developments
         Increase royalty fee stream

As we look ahead, we see significant opportunities to grow the income stream available to us from Cendant. According to our arrangement, we get paid by Cendant when we sell both newly built AmeriHost Inns and our existing AmeriHost properties. Our plan is to take some of the proceeds from our sales and reinvest them in prudent joint ventures, thereby accelerating the development rate of AmeriHost hotels just as the economy begins to turn. All this, of course, ultimately leads to a growing stream of royalty fee payments to us from Cendant.

Slide 19:     REPOSITIONED TO GROW:  RECENT EVENTS
(Slide omitted)

This slide lists the following recent events affecting Arlington:

         New Board
         Improved, strong governance
         New CEO
         Developing new business plan

We already have started aggressively repositioning Arlington to grow from the top down. First, the company implemented strong corporate governance changes that enhanced the independent composition and functioning of Arlington's board. From August 2002 through January 2003, five new directors have been elected to our seven-member board, and a supermajority is now independent. The chairman of the board position has been made independent and separate from the chief executive officer. In January, the board hired a new CEO, Jerry Herman, who has more than 20 years experience in developing and operating hotels. Most recently, he was president of City Hotels USA. Jerry, the board and the senior management team are deeply involved in the creation of a new strategic plan. While all of the specifics have not been worked out, we have framed the key strategies. Let me share the highlights with you.

Slide 20:     REPOSITIONED TO GROW:  PROPERTY SALES
(Slide omitted)

This slide sets forth the following potential benefits to Arlington from the sale of 25-35 hotels over 2 years, based on Arlington's 23 sales to date:

$44-$61 million potential debt reduction
$22-$31 million potential cash receipts after debt
$13-$18 million potential gains
$5.6-$7.9 million of development/incentive fees

As part of our repositioning to grow, our goal is to sell 25 to 35 of our company-owned hotels. Based on historical sales to date, we hope to generate between $70 million to $95 million in potential gross proceeds, some of which we will use to reduce debt and to finance additional development. As this slide shows, the potential results can have significant impact on the company.

Slide 21:         REPOSITIONED TO GROW:  INCREASE JVS
(Slide omitted)

This slide lists the target for and expected benefits from Arlington's use of joint ventures as a core development vehicle:

         Target 15 annually by 2004/2005
         $325,000 development/construction fees per hotel

Our core development vehicle will be joint ventures where we generally will be the minority investor. This allows us to get more properties under development, which will generate growing streams of development and construction management fees. I do want to point out, however, that this is not a rush to build. We will conduct in-depth feasibility studies and not enter markets where we believe there is potential for overbuilding. We believe within several years, we can comfortably build 15 hotels annually.

Slide 22:     REPOSITIONED TO GROW:  CENDANT ROYALTY FEE-SHARING GOALS
(Slide omitted)

This slide shows the projected annual Arlington revenue from the sharing of Cendant royalty fees based on specified numbers of franchises for non-Arlington hotels with 72-units and 60% occupancy:

                                    Per year
         100 franchises             $  950,000
         250 franchises             $2,375,000
         500 franchises             $4,750,000


Now, let's take a look at the potential size of Cendant's royalty fee stream. Every AmeriHost hotel in the Cendant franchise system that is not owned by Arlington pays Cendant annual franchise fees based upon gross revenues. Of that amount, Cendant is obligated to pay Arlington approximately $9,500 per hotel in annual fees through 2025, based on a 72-unit hotel with 60 percent occupancy. This is part of the `back-end" payment from our sale of the AmeriHost brand. Currently, 36 AmeriHost properties are owned by other franchisees.

The income potential of this arrangement for Arlington is compelling. With 100 franchised AmeriHost hotels, Cendant fees to Arlington would total approximately $950,000 annually, rising to nearly $2.4 million at 250 properties and doubling to $4.75 million annually at 500 franchises, the minimum size of most other Cendant brands. Again, these are the hotels not owned by Arlington.

Slide 23:     REPOSITIONED TO GROW:  GOALS FOR IMPROVING FINANCIAL CONDITION
(Slide omitted)

This slide lists the following goals for improving Arlington's financial condition:

         Sell non-core assets
         Enhance credit facilities
         Reduce debt
         Increase joint ventures
         Migrate to higher margins, recurring income streams

A cornerstone of our strategy is to strengthen our balance sheet while we migrate our company to higher margins, recurring royalty and development incentive income streams. To accomplish this goal, we plan to sell off many of the non-core, non-AmeriHost branded hotels we currently own and use some of the proceeds to reduce our debt. In addition, Arlington currently has some financing that is of short duration in an interest rate environment where it makes sense to go out longer term. Once we de-lever ourselves via these asset sales and increase recurring cash flows, we would like to lengthen our maturities and further increase our capabilities to grow and develop the brand.

Slide 24:     THE GOAL:  ENHANCED FUTURE PROFITABILITY
(Slide omitted)

This chart shows approximate percentages of 2002 revenues by business segment and such estimated percentages in the future if Arlington's strategies are successfully carried out:


                                    2002                      Future
Cendant fees                         2%                        4%
Hotel sales/commissions             13%                       37%
Hotel operations                    75%                       27%
Develop/construction                10%                       32%

Perhaps the best way to illustrate how our strategies might play out are these charts showing the make-up of our revenues. On the left is how we looked at the end of 2002. On the right is how we might look several years from now if we successfully carry out the strategies that I've outlined. Note, that we have not filled in all the elements in our plan and that the chart on the right is still subject to change. The assumptions for the chart on the right include the following: Ownership of approximately 30 AmeriHost Inns, participation in 15 joint ventures, and managing a total of 46 AmeriHost properties. It also assumes that we will annually sell 15 hotels at historical per-room prices. Finally, the formula includes 100 franchised hotels not owned by Arlington.

As you can see, this is a substantial shift in the make-up of our revenues. Hotel sales and commissions, as well as development/construction, triples, and our Cendant fees double, compared to 2002. Concurrently, the hotel operations slice is reduced from about three fourths to about one fourth of income. Based on historical results, this shift will result in significantly higher margins.

Slide 25:     THE GOAL:  STRONG ANNUAL UPSIDE POTENTIAL
(Slide omitted)

This slide shows the potential per share (based on 5.2 million weighted average shares outstanding) revenues from certain possible Arlington activities or results:

15 AmeriHost Inns sold              $1.29 share
15 AmeriHost Inns developed         $0.56 share
100 Cendant franchised hotels       $0.11 share
$2.00 ADR increase                  $0.13 share
$4.00 ADR increase                  $0.26 share

Again, looking ahead as the economy recovers, here is some of the upside potential we see. Selling 15 AmeriHost Inns annually will result in an approximate $1.29 per share gain, based on our sales to date. Developing 15 AmeriHost Inns per year will generate nearly $5.0 million in development fees.

When Cendant reaches 100 hotels franchised to companies other than Arlington, we will have annual royalty-sharing payments that we estimate could equal $0.11 per share through 2025, and we expect these payments to increase as the brand grows.

Looking at the expected rebound in the hotel economy, for every $2.00 increase in ADR, we would gain an estimated $0.13 per share based on our current portfolio. That number increases to an estimated $0.26 per share with a $4.00 ADR increase.

Slide 26:     THE GOAL:  STRONG FUTURE GROWTH POTENTIAL
(Slide omitted)

This slide sets forth the following Arlington characteristics indicating the potential for future growth:

         Present value of Cendant development fees
         Development profit
         Royalty streams thru 2025
         Prune/enhance portfolio to raise margins
         Industry at bottom of cycle

So, to recap where we are headed, we believe that Arlington has a very positive outlook. We have competitive advantages and strengths in developing and operating limited-service, mid-market hotels. We have a unique relationship with Cendant that gives us royalty income streams through 2025, while rewarding us through 2015 for developing new AmeriHost Inns and selling down our existing inventory of AmeriHost Inns. We have the vision to prune and enhance our portfolio just as the industry is at or near the bottom of the real estate cycle.

We still are finalizing the specifics of our plan, which will take another several months, but we have the key strategies in place. We have a well-received hotel product that is under-developed and are highly incentivized to help grow it as rapidly as possible.

Thank you for the opportunity to give you a quick overview of our company. Let me now open up the floor to questions.